As filed with the Securities and Exchange Commission on October 23, 2001
                                                               File No. 70-09985


                United States Securities and Exchange Commission
                             Washington, D.C. 20549
                    ----------------------------------------
                                 Amendment No. 1
                                       to
                                    Form U-1
                             Application/Declaration
                                    Under the
                   Public Utility Holding Company Act of 1935

                    ----------------------------------------

                    E.ON AG                      Powergen plc
                    E.ON-Platz 1                 City Point
                    40479 Dusseldorf             1 Ropemaker Street
                    Germany                      London EC2Y 9HT
                                                 United Kingdom


                    (Names of companies filing this statement
                  and addresses of principal executive offices)
                    ----------------------------------------

                                     E.ON AG
                    (Name of top registered holding company)
                    ----------------------------------------

Ulrich Hueppe                              David Jackson
General Counsel, Executive Vice President  Company Secretary and General Counsel
Dr. Guntram Wuerzberg                      Powergen plc
Vice President General Legal Affairs       City Point
E.ON AG                                    1 Ropemaker Street
E.ON-Platz 1                               London EC2Y 9HT
40479 Dusseldorf                           United Kingdom
Germany                                    Telephone:  011-44-270-826-2742
Telephone: 011-49-211-4579-388             Facsimile: 011-44-270-826-2716
Facsimile:  011-49-211-4579-610

                   (Names and addresses of agents for service)

                 The Commission is also requested to send copies
            of any communication in connection with this matter to:

Tia S. Barancik                                  Peter D. Clarke
LeBoeuf, Lamb, Greene & MacRae, L.L.P.           Debra J. Schnebel
125 West 55th Street                             Jones, Day, Reavis & Pogue
New York, NY 10019-5389                          77 West Wacker Drive, Ste. 3500
Telephone: (212) 424-8455                        Chicago, IL 60601-1692
Facsimile: (212) 424-8500                        Telephone: (312) 782-3939
                                                 Facsimile: (312) 782-8585


Markian M. W. Melnyk                             Joseph B. Frumkin
LeBoeuf, Lamb, Greene & MacRae, L.L.P.           Sullivan & Cromwell
1875 Connecticut Ave., N.W.                      125 Broad Street
Washington, D.C. 20009-5728                      New York, NY 10004
Telephone: (212) 424-8455                        Telephone: (212) 558-4000
Facsimile: (212) 424-8500                        Facsimile: (212) 558-3588

     This Amendment No. 1 revises the Form U-1 Application/Declaration in this proceeding originally filed with the Securties and Exchange Commmission on October 2, 2001, in File No. 70-09985, by amending Item 6 and adding Exhibits and Financial Statements listed therein.

Item 6.  Exhibits and Financial Statements

A.   Exhibits

A-1  Form of Tax Allocation Agreement.*

B-1  Intermediate Company Structure, filed in paper format under cover of Form
     SE.

C-1  Opinion of counsel.

C-2  Past tense opinion of counsel.*

D-1  Proposed Form of Notice.*

E-1  Form of Money Pool Agreement.

E-2  Form of Money Pool Note.

F-1 Annual Report of E.ON AG on Form 20-F, filed in paper format under cover of Form SE.

F-2 Annual Report of Powergen plc on Form 20-F, filed in paper format under cover of Form SE.

B.   Financial Statements

FS-1 E.ON's consolidated financial statements as of December 31, 2000, incorporated by reference to FS-1 of SEC File No. 070-09961, Form U-1 Amendment No.1, filed October 23, 2001.

FS-2 E.ON's consolidated financial statements as of September 30, 2001.*

FS-3 Powergen's consolidated financial statements as of December 31, 2000, incorporated by reference to Exhibit D of SEC File No. 1-13620, Form U5B, filed March 9, 2001.

FS-4 Powergen's consolidated financial statements as of September 30, 2001.*

FS-5 LG&E Energy's consolidated financial statements as of December 31, 2000, incorporated by reference to FS-6 of SEC File No. 070-09961, Form U-1 Amendment No.1, filed October 23, 2001.

FS-6 LG&E Energy's consolidated financial statements as of September 30, 2001.*

FS-7 E.ON financial projections for the years 2002-2004, including pro forma capitalization tables.*

* To be filed by amendment.



                                    SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Amendment No. 1 to the statement filed on October 2, 2001, to be signed on its behalf by the undersigned officer thereunto duly authorized. The signature of the Applicants and of the persons on their behalf are restricted to the information contained in this application which is pertinent to the application of the respective companies.


Date:  October 22, 2001                    E.ON AG

                                           By: /s/Hans Gisbert Ulmke
                                                  ------------------
                                           Name:  Hans Gisbert Ulmke
                                           Title: Financial Director, Executive
                                             Vice President

                                           By: /s/Guntram Wuerzberg
                                                  -----------------
                                           Name: Dr. Guntram Wuerzberg
                                           Title: Vice President General Legal
                                                    Affairs


Date:  October 22, 2001                    Powergen plc


                                           By: /s/David Jackson
                                               ----------------
                                           Name:  David Jackson
                                           Title: Company Secretary and General
                                                  Counsel

                                  EXHIBIT INDEX

B-1  Intermediate Company Structure. (P)

C-1  Opinion of counsel.

E-1  Form of Money Pool Agreement.

E-2  Form of Money Pool Note.

F-1  Annual Report of E.ON AG on Form 20-F. (P)

F-2  Annual Report of Powergen plc on Form 20-F. (P)